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                    GENERAL AMERICAN LIFE INSURANCE COMPANY

                           [13045 Tesson Ferry Road

                             St. Louis, MO 63128]

                        401(a)/403(a) PLAN ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and addresses certain requirements under the Internal Revenue Code of 1986, as amended ("Code"). The following provisions apply to a Contract which is issued under a plan qualified under Section 401(a) or 403(a) of the Code ("Plan"). The effective date of this Endorsement is the issue date of the Contract or the date the provision is necessary to maintain the status of the plan under
Section 401(a) or 403(a) of the Code. If there is a conflict between the terms of the Contract, (including any prior endorsements or riders thereto) and the terms of this Endorsement, the terms of this Endorsement will control. However the Contract may contain further restrictions (including but not limited to the types and number of contributions which will be accepted) which will continue to apply to the extent consistent with Federal tax law.

1. Terms used in this Endorsement:

   (a)  "We", "Us" or the "Company" means General American Life Insurance
        Company;

   (b)  "You" or "Your" means the Contractholder or Owner.

2. Any Annuitant of this Contract will be a participant or beneficiary of the Plan and the Contractholder of this Contract will be the Owner as provided under the Plan. If the Plan has distributed this Contract to a participant or beneficiary, such participant or beneficiary will be the Annuitant and Contractholder.

3. If the Contractholder is not a trust described in Section 401(a) of the Code that is exempt from tax under Section 501(a) of the Code, this Contract shall be treated as a trust for purposes of Section 401(f) of the Code and this Contract and the benefits under it, cannot be sold, assigned, transferred, discounted, pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, or otherwise transferred to any person other than Us.

4. The Contractholder shall hold all Plan assets hereunder for the exclusive benefit of Plan participants and beneficiaries and no portion of the amount deposited into the Contract, or the earnings thereon may be used for, or diverted to, any purpose other than for the exclusive benefit of such persons prior to the satisfaction of all liabilities with respect to such persons.

5. This Contract shall be subject to the provisions, terms and conditions of the Plan and any payment, distribution or transfer under this Contract shall comply with the provisions, terms and conditions of the Plan as determined by the Plan administrator, trustee or other designated Plan fiduciary. However, the terms of the Plan cannot expand the terms of the Contract or impose responsibilities or duties on Us not specifically set forth in the Contract. We shall have no responsibility with respect to the provisions, terms and conditions of the Plan, under or by reason of issuance of this Contract, including, but not limited to, (a) determining whether any such payment, distribution or transfer complies with the provisions, terms and conditions of the Plan or with applicable law, or (b) administering the Plan.

6. A Plan participant or beneficiary may elect, at the time and in the manner prescribed by Us (and, where applicable, by the Contractholder), to have any portion of an eligible rollover distribution (within the meaning of Section 402(f)(2)(A) of the Code) paid directly to an eligible retirement plan described in Section 402(c)(8)(B) of the Code that is specified by the Plan participant or beneficiary, by means of a direct transfer or direct rollover under Section 401(a)(31) of the Code.

7. If the Plan distributes this Contract to a participant or beneficiary and the Plan is subject to Section 401(a)(11) of the Code, benefits under the Contract will be provided in accordance with the applicable consent, present value, and other requirements of Sections 401(a)(11) and 417 of the Code that are applicable to the Plan.

8. We may waive by Our written notice to the Contractholder applicable withdrawal or surrender charges with respect to all or any portion of the Contract value that is directly transferred to another funding vehicle or an annuity contract issued by Us or one of Our affiliate companies.

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GA-401-3(5/11)                                         - 1 -
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9. The Contractholder may instruct Us to deduct recordkeeping and other administrative fees from Plan participant and beneficiary account balances. Such fees shall be sent by Us directly to the party specified by the Contractholder. All such fees deducted from Plan participant and beneficiary account balances shall not be subject to any otherwise applicable withdrawal or surrender charge.

We have the right to interpret this Contract's provisions in accordance with the Code and to amend or modify this Contract or Endorsement to the extent necessary to comply with any law, regulation, ruling or other requirement deemed by us to be necessary under the applicable requirements of Section 401(a) or 403(a) of the Code.

All other terms and conditions of the Contract remain unchanged.

General American Life Insurance Company has caused this Endorsement to be signed by its [Secretary].

                                          /s/ Isaac Torres
                                          [SECRETARY]

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